Exhibit 23.1
Consent of Independent Auditors
The Board of Directors
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):
We consent to the incorporation by reference herein and in the registration statements on Form S-3 (No. 333-160000) and Form S-8 (No. 333-151317) of Western Gas Partners, LP of our report dated September 29, 2010 with respect to the balance sheet of Western Gas Partners, LP’s Wattenberg Assets as of December 31, 2009, and the related statements of income, parent net equity, and cash flows for the year ended December 31, 2009.
/s/ KPMG LLP
Houston, Texas
September 29, 2010